Exhibit 10.24

Registered contract No.:

Form of Content Distribution Agreement with

Participating Schools for BENET Program

(Form of Technology Support and Training Services Contract for

BENET Network Engineer Program)

(including technology training and technology agency)

Project title:	Technology support and training services for BENET network engineer program

Principal: (Party A)

Agent: (Party B)	Beijing Jade Bird IT Education Development Co., Ltd

Location of execution: Haidian District, Beijing

Date of execution:

Term of validity:                    to

Content

Part 1 Content, method and requirement of training	1

1. Training content	1

2. Training method	2

3. Training requirements	2

Part 2 Authorization	2
Part 3 Class locations	3
Part 4 Term	3
Part 5 Rights and obligations of two parties	3

1. Rights and obligations of Party A	3

2. Rights and obligations of Party B	4

Part 6 Compensation and payment	7

1. Content distribution expenses for each student:	7

2. Payment procedures for content distribution	8

Part 7 Examination and certification	8
Part 8 Joint certification and account information of OSTA	9
Part 9 Files of students	9
Part 10 Manner of payment	10
Part 11 Representation and Warranties	10

1. Representation and Warranties of Party A	10

2. Representation and Warranties of Party B	11

Part 12 Notification and service	11
Part 11 Confidentiality and Non-competition	12

1. Confidentiality	12

Part 12 Effectiveness, termination and renewal of this agreement	13

1. Position of this agreement	13

2. Effectiveness of agreement	13

3. Renewal of agreement	13

4. Automatic termination of agreement	14

5. Termination	14

In accordance with the Contract Law of the People’s Republic of China, the two parties have entered this contract on technology support and training services for “BENET Content Distribution Program”.

Part 1 Content, method and requirement of training

1.	Training content.

1)	The project title of this agreement (“BENET Content Distribution”) is the exclusive title of this technology support and training services.

2)	The content of training under this agreement is to pass on advanced curriculum system for “BENET network engineer” to Party A. The major technological preparation and knowledge shall include the following items:

(1)	Party B provides Party A with classes relating to core content, designing objective, teaching method, examination and certification, etc, of curriculum system for “BENET network engineer”.

(2)	Party A could should gain experience in training technique and method, while Party B shall ensure the trainers of Party A to acquire necessary knowledge, experience and practical performance to teach “BENET network engineer” programs;

(3)	Party A should obtain career-oriented training technique, while Party B shall ensure the trainers of Party A, through training, to acquire necessary career-oriented training technique and method for “BENET network engineer” curriculum.

(4)	Special training programs known as “Practical Performance with the Projects” and “3W1H Teaching Method”, owned by Party B, will be used in training.

(5)	Party B shall update or upgrade the training content according to latest technological development. In case such update or upgrade happens during the training, Party A shall receive the training of new technology in accordance with the requirement of Party B.

2.	Training method

The training under this agreement will be realized through content distribution by Party B, which means Party B will combine the “BENET network engineer” curriculum system into the existing curriculum system of Party A, in accordance with current curriculum design of Party A.

3.	Training requirements

1)	Party B is an educational institution for training computer application-oriented personnel, and it is equipped with legitimate teaching qualifications approved or recognized by relevant responsible educational authorities. Party B also has classrooms and other affiliated facilities, a stable and qualified teaching force, and keeps enrolling registered students for education degree.

2)	The two parties have agreed to establish close relationship in the field of computer education, and conduct content distribution on “BENET network engineer curriculum” for the registered students for education degree according to the curriculum provided by Party B.

3)	The two parties shall have training cooperation based on principles of equality, free will, good faith and compensation for equal value.

Part 2 Authorization

Party B authorizes Party A to use BENET network engineer curriculum in the system of Party B to carry out content distribution for the registered students of Party A, which means that the students attending the content distribution programs shall be strictly limited to registered students studying for education degree of Party A. Without prior written consent from Party B, Party A may not be engaged in online education and public training on the content distribution curriculum.

Part 3 Class locations

The designated class location:

The class location may not be changed without written consent from Party B.

Part 4 Term

This agreement shall commence on     , and terminate on     , with a term of four years. In case the date of effectiveness is inconsistent with the date of execution, the term of this agreement shall start from the day of effectiveness of this agreement.

Part 5 Rights and obligations of two parties

1.	Rights and obligations of Party A

1)	The students of each content distribution program by Party A shall not be less than 100 in number, and in two administrative classes;

2)	Party A must pay the expenses for content distribution in accordance with the payment procedures and schedule of content distribution;

3)	Party A may not take the trade names, trademarks for authorized business of content distribution, VI, brand, sign, title or any of the combinations of Party B, for the trade names, trademarks for authorized business of content distribution, VI, brand, sign, title or any of the combinations of Party A;

4)	Party B shall not engage in any activities which will result in a misunderstanding by the public and students that Party B is Party A or the branch of Party A;

5)	Party A shall comply with the rules, regulations and standards, as well as system standardization and procedures specified in the system of Party B;

6)	Party A shall conduct standardized operation on the authorized content distribution with no interruption;

7)	Party A shall purchase the textbooks for content distribution directly from Party B according to the number of students enrolled. Party A may not make copy of the textbooks. Any duplication of the textbooks will be deemed as infringement of copyright. In addition, Party A may not purchase any copies of content distribution textbooks from any third party;

8)	Party A should promptly notify Party B upon discovery of any infringement by third party;

9)	Party A hereby agrees that Party B or its authorized representatives may inspect or review Party A during working time, including, but not limited to, Party A’s training facilities, environment, teaching standards, quality, attitude and standardization, and implementation of business and system specified by provisions of this agreement;

10)	Teachers supplied by Party A shall have appropriate qualifications and meet Party B’s requirement on number of teachers.

2.	Rights and obligations of Party B

1)	Party B shall guarantee Party A with the license of system and BENET Network Engineer Content Distribution specified in this agreement, as well as with provision of most advanced products owned by Party B.

2)	Party B shall provide support services for BENET Content Distribution program.

(1)	Party A should prepare teaching environment, teaching facilities, necessary software and hardware with self-raised funds in accordance with the requirements of Party B system. Party B hereby consents to provide relevant information, suggestion and technology support.

(2)	Party B shall be responsible for providing complete set of courseware on BENETD, including:

Content of courseware	Type	Objects	Remark
Introduction to BENET curriculum	E-version	Teaching director and teachers
Examination and certification for BENET	E-version	Teaching director
Detailed class hours for BENET	E-version	Teaching director, assistant staff and teachers
Textbook for students	Printed version	Students	One student’s textbook will be provided for each program covering theory part and experiment part.
Instruction book for teaching	Printed version	Teachers	One instruction book will be provided for each program, to assist teachers’ preparing and teaching lessons.
Program PPT	E-version	Teachers	For the usage of teaching
Teaching program	E-version	Teachers	Detailed introduction of objectives, focus, difficult areas, contents and progress of teaching.
Initiating manual for teaching	E-version	Teachers	One teaching manual shall be provided in each course for teachers and teaching assistants to prepare lessons.

(3)	To facilitate communications between the two parties, Party B shall provide Party A with an email address with @jb-aptech.com.cn as the suffix. All communications between the two parties by email shall be via this mailbox.

(4)	Party B has the right to modify and interpret BENET Content Distribution;

(5)	Party B has the right to make spot checks on students of content distribution, to verify whether they are registered students for education degree.

3)	Training of teachers

(1)	Party B must provide the teachers of Party A with free short-term training on program design, teaching method, teaching principle and textbook system of network engineer curriculum at the designated time and place, which is known as “training on teaching method”. A certification examination shall be held at the end of the training.

(2)	Party B must provide the teachers of Party A with free qualification training concerning technology content of network engineer curriculum A at designated time and place. A certification examination shall be held at the end of the training.

(3)	Party B must provide the teachers of Party A with training when Party B updates or upgrades its products.

(4)	The quota set for free training of teachers: four for the first course and six for the second course.

(5)	Teachers of Party A not having taken “training on teaching method” shall not be entitled to participate in the “qualification training” and related certification examination.

(6)	Only the teachers holding “certificate for teaching method” and “certificate for teaching qualification” are qualified to teach “BENET network engineer” curriculum.

4)	Academic support

(1)	With respect to the issues, raised in writing by Party A, concerning teaching staff, curriculum, schedule, teaching method, etc, on the authorized content distribution business, Party B should provide timely feed-back and explanation and related materials;

(2)	In case the teaching method on authorized replacement curriculum fails to meet the system requirement of Party B or the teaching method is proved harmful to the reputation or interest of Party B, Party B shall be entitled to require Party A to take remedial measures within 15 working days.

(3)	Party B shall be in charge of training, examination and assessment of teachers of Party A. Teachers appointed by Party A could only take posts and start teaching the replacement curriculum stipulated in this agreement after being examined and approved by Party B.

(4)	Party B shall be entitled to make spot checks on the students of replacement curriculum, to verify whether they are registered students.

5)	Examination support

(1)	Party B shall provide Party A with student file template and timely feedback or explanation regarding problems on filling in and submitting student files in the authorized content distribution

(2)	Party B shall provide examination questions and inspectors when the students of Party A take certification exam.

(3)	Party B shall provide all the results of written graduation exam, prepare and issue graduation transcript, and prepare and issue certificates to qualified students after the certification exam.

Part 6 Compensation and payment

The compensation shall be calculated on the basis of content distribution expenses. The amount and payment procedures are as follows:

1.	Content distribution expenses for each student:

1)	Party A shall pay Party B with the expenses for content distribution, based on following standards:

(1)	For 282 hours of classes in the first course, RMB6.5 per hour, with a total of RMB1,833 per student;

(2)	For 392 hours in the second course, RMB8 per hour, with a total of RMB3,136 per student;

(3)	Total hours for content distribution are 674, and the total expenses shall be RMB4,969 per student;

2)	Party A should pay the examination expenses on replacement curriculum based on the following standards:

RMB200 per student in the first course;

RMB400 per student in the second course

3)	Party A shall pay the textbook expenses on replacement curriculum based on the following standards:

RMB400 per set per student in the first course;

RMB600 per set per student in the second course;

4)	The total expenses for content distribution: RMB6,569 per student.

2.	Payment procedures for content distribution

Party A shall pay Party B a total of RMB656,900 based on the number of 100 students (in two administrative classes) during the cooperation period. Party A shall pay Party B such content distribution expenses according to the following procedures:

1)	The First payment:

(1)	Party A shall pay Party B 25% of the content distribution expenses in a lump-sum payment within 3 working days after execution of this agreement, with a total amount of RMB164,225;

(2)	Party A shall pay Party B another 25% of the content distribution expenses as the second group of students of content distribution order textbooks for the first course.

2)	First course:

Party A shall pay Party B 75% of content distribution expenses for the first course at the time of ordering textbooks for the first course, with a total amount of RMB192,475.

3)	Second course:

Party A shall pay Party B 75% of content distribution expenses for the second course at the time of ordering textbooks for the second course, with a total amount of RMB310,200.

3.	The expenses above are calculated on the basis of a minimum of 100 students specified in this agreement. Party A shall pay the difference in case there is an increase in the number of textbooks ordered for the students of content distribution in the first course.

4.	Party B will cease collecting content distribution expenses of a student of Party A if he/she loses his/her status as a student (with adequate proof by Party A) during the cooperation period, but will not refund the paid amount.

Part 7 Examination and certification

1.	Party A must apply for examination in accordance with the examination schedule and the time limit provided by Party B. The overdue application shall be handled according to provisions on student examination of Party B.

2.	Party B will issue certificates to the students of Party A who have passed content distribution examination.

3.	Each student can take up to two make-up examinations for free at each stage of the program. A student shall pay for any additional make-up exams other than the two free ones.

4.	Students may apply for a make-up examination within six months after the first examinations at each stage of the program, otherwise he/she will be deemed, in excess of this time limit, waiving the right of examination and certification at such stage of the program.

Part 8 Joint certification and account information of OSTA

1.	Party B may provide the students of Party A taking part in replacement curriculum with OSTA joint certification, while Party A must submit application for OSTA certificate at the time of submitting application for examination of replacement curriculum. Overdue applications shall not be accepted.

2.	Party A must pay the OSTA certification expenses for students to Beijing Jade Bird IT Education Development Co., Ltd. ahead of the deadline for application for OSTA examination. The fee standard shall be in consistent with the standard set forth by Occupational Skill Testing Authority of MOLSS, PRC.

3.	The certification expenses shall be paid by Party A in cheque, remittance or other efficient manners, to the following account designated by Party B:

Account Name: Beijing Jade Bird IT Education Development Co., Ltd.

Account No.: 8194-12225

Account with bank: Zhongguancun branch of Hua Xia Bank

4.	If Party A pays for the OSTA certification fee in remittance, the title of Beijing Jade Bird IT Education Development Co., Ltd., and OSTA certification fee and date of examination should be clearly indicated in the purpose column. Remittance shall use the name of Party A and shall not use the name of any individual.

Part 9 Files of students

1.	Party A shall provide Party B with students’ files for BENET content distribution when ordering textbooks for the first course, and guarantee the authenticity and integrity of the files. Party B shall not provide BENET examination and certification services to students with files provided by Party A.

2.	Party A shall send the students’ files in the format of e-document to the mail box of Party B, which is

xygl@jb-aptech.com.cn

Part 10 Manner of payment

The expenses above paid by Party A must be remitted to the following account designated by Party B, in cheque, remittance or other valid manners:

Account Name: Beijing Jade Bird IT Education Development Co., Ltd.

Account No.: 8194-12225

Account with bank: Zhongguancun branch of Hua Xia Bank

Part 11 Representation and Warranties

1.	Representation and Warranties of Party A

1)	Party A has the legal capacity to enter into and perform this agreement;

2)	Party A has obtained all the necessary approvals concerning BENET network engineer content distribution, and has the right to sign and perform the articles and provisions under this agreement.

3)	Party A guarantees that signing or performance of this agreement, or completion of this content distribution, does not, and will not result in breach of any laws, regulations and regulative documents. Party A has obtained all the necessary approvals to sign and perform this agreement and conduct the businesses stipulated in this agreement. In addition, Party A guarantees that it will or cause another person to take or execute all necessary further actions, behavior, matters and documents in order to fully accomplish the goals set forth in this agreement.

4)	Party A guarantees that it has not signed any contracts or agreements which restrict signing or execution of this agreement.

2.	Representation and Warranties of Party B

1)	Party B has the legal capacity to enter into and perform this agreement;

2)	Party B has obtained all the necessary approvals concerning this BENET content distribution, and has the right to sign and perform the articles and provisions under this agreement.

3)	Party B shall guarantee all the necessary further actions, behavior, matters and documents to exercise and sign, or ensure to exercise and sign this agreement, in order to fully accomplish the goals set by this agreement.

Part 12 Notification and service

1.	All written notices shall be sent in registered mail or EMS through post office, and shall be construed as effectively served after 10 working days from mailing day (by postmark). The notices delivered by fax shall be deemed effective by signing of the two parties.

2.	The mail addresses of the two parties shall be as follows, and each party may change its address and notify the other party in writing of the change according to this article.

1)	To Party A:

Recipient:

Address:

Postal code:

Phone:

Fax:

2)	To Party B:

Recipient: Department of College Cooperation

Address: 3/F, Beida Jade Bird Building, No. 207 Chengfu Road, Haidian District, Beijing

Post code: 100871

Phone: 010-62760088

Fax: 010-62760088-6808

Part 11 Confidentiality and Non-competition

1.	Confidentiality

1)	“Confidential information” means materials or data that are unknown to the public as Party B tries to restrict within certain scope or keep from the public, and proposals that are not disclosed by Party B or ideas or plans with respect to decision-making and execution, including, but not limited to, trade secrets, computer programs, designs, drawings, engineering, process, software, data, know-how, business and product development plans, research, ideas, products, services, marketing, or financial information of clients in connection with Party B’s business and other information, or information and materials obtained by Party B from others.

2)	Party A hereby agrees that all the information obtained shall only be employed on businesses related to content distribution of the two parties. Party A shall not use or disclose to any third party any confidential information of Party B for the purpose other than indicated above, no matter such information is oral or written, or in the form of disk or film.

3)	Unless otherwise provided in this agreement, without written consent of the other party, neither party may reveal to any third party (except as required by relevant laws, regulations, governmental authorities or other regulatory authorities and to legal, accounting, commercial and other advisers and employees of both parties) any information about discussion between the two parties or any documents entered into, including all information included in agreements, memorandums and orders, as well as any information of the other party and its affiliated companies obtained by entering into and implementing this agreement.

4)

In order to prevent the confidential information of Party B from entering public domain or being obtained by unauthorized persons, Party A shall take all reasonable measures to protect the confidentiality of Party B’s information, including, but not limited, entering into confidential agreement and non-competition agreement with its employees to keep the confidential information provided by Party B from being disclosed or used.

2.	Without Party B’s written consent, Party A may not enter into any contract, agreement or arrangement that could be in direct or indirect competition with the business under this agreement with any individual or organization other than Party B. Party A shall ensure that its employees will not join any organization in competition with the business hereunder within one year after termination of employment.

3.	During the term and after the termination of this agreement, the confidentiality and non-competition provisions of this agreement shall continue to have legal effect.

Part 12 Effectiveness, termination and renewal of this agreement

1.	Position of this agreement

1)	The execution, effectiveness and performance of this agreement shall not impose any constraint on all the other businesses and operations of Party B. Party A shall not extend the authorization of Party A to other subjects beyond this agreement.

2)	This agreement does not create any joint venture relationship between the two parties. Therefore, Party A may not restrict Party B’s right to pledge its assets as security.

2.	Effectiveness of agreement

This agreement shall take effect at Party B’s receipt of first payment specified in this agreement from Party A, after signing and sealing by the two parties.

3.	Renewal of agreement

Party A may submit application for renewal in writing, within 90 days prior to the expiry date to Party B, and the two parties may renew the agreement with mutual consent on terms and conditions; otherwise the agreement shall terminate upon expiration.

4.	Automatic termination of agreement

1)	There is no condition or necessity to continue to perform this agreement due to force majeure;

2)	This agreement shall terminate if both parties fail to reach agreement on renewal upon expiration of this agreement.

5.	Termination

1)	Party B may terminate this agreement by notice in writing under following circumstances, and the termination shall take effect on the date of effective service of the notice.

(1)	Party A is in breach of the terms and conditions of this agreement, and fails to cure the breach within 15 working days in accordance with Party B’s requirement;

(2)	Party A engages in any activity that infringes on Party B’s intellectual property;

(3)	Party A fails to conduct business and make payment to Party B within the period specified by Party B;

(4)	Party A is in breach of any representation, warranty, promise or other duty;

2)	Party A may terminate this agreement by notice in writing under the following circumstances, and the termination should take effect on the date of effective service of the notice:

(1)	Party B fails to inform Party A about any material changes to the authorized content distribution within 15 working days;

(2)	Other conditions which would affect the business of Party A and result in failure to perform this agreement on the part of Party A.

6.	Obligations upon termination

1)	The party in default shall take the liability arising out of the agreed termination.

2)	After termination of this agreement, Party A shall complete the teaching task for students who have been enrolled in BENET content distribution program, and may not offer BENET content distribution to any new students; Party B shall continue to provide Party A with academic and other support with respect to existing students of this content distribution program and assist Party A to finish the teaching task.; In case Party A is unable to complete the remaining program, it shall be responsible for full refund to the students of any fees paid with respect to the program.

3)	Within the term and after the termination of this agreement, the confidentiality and non-competition articles of this agreement shall continue to have legal effect.

Part 15 Liability for breach

1.	Party B shall be entitled to require Party A to make rectification within 15 working days, in case the teaching manner of authorized content distribution of Party A is inconsistent with the system requirement or proves harmful to the reputation or interest of Party B. The party in default shall make rectification within 15 days and provide report after making rectification.

2.	Both parties shall conduct business in strict compliance with this agreement. In case any breach behavior occurs, the non-defaulting Party shall have the right to take actions to the party in breach, including, but not limited to, termination of this agreement and other pertinent agreements, and requirement for compensation for damages.

Part 16 Force Majeure

1.	Force Majeure refers to the circumstances that both parties could not reasonably control, foresee or avoid even if it is foreseeable, which circumstances impede, affect or delay performance of all or part of the duties of any party under this agreement.

2.	Both parties agree that material accidents and change of policies and laws and regulations may be treated as force majeure events. The defaulting party may be exempt from liability of failure to perform entire or part of this agreement due to such event.

1)	In the event of force majeure, the party knowing such force majeure shall notify the other party in writing within fifteen days of occurrence of such event, indicating possible influence of such event to this agreement and provide written evidence in fifteen days after such event disappears.

2)	The party affected by force majeure shall take remedial actions to mitigate the damage and continue to perform this agreement, if possible.

Part 17 Applicable laws and dispute settlement

1.	With respect to any dispute that arises out of or in connection with this agreement or the performance of this agreement, both parties shall resolve through friendly negotiation. If the parties fail to resolve the dispute through negotiation, such dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its current arbitration procedure interim rules. Such arbitration ruling shall be final and binding on both parties. The fee for arbitration shall be born by both parties separately.

2.	During the process of arbitration, except the part in dispute and subject to pending arbitration, the other parts of this agreement shall continue to be effective.

3.	The execution, implementation, interpretation of this agreement and resolution of disputes are governed by laws of the PRC.

Part 18 Miscellaneous

1.	This agreement is the entire document for both parties. This agreement, together with all appendixes, shall constitute entire agreement between the parties of this agreement. This agreement will supersede any oral or written intent, intention or understanding made by the parties prior to the execution date of this agreement with respect to any transaction contemplated under this agreement.

2.	This agreement includes all agreement, interpretation and appendixes confirmed by both parties in writing, excluding any other oral or written, explicit or implicit warranty, term and obligation that is not explicitly stated in this agreement.

3.	This agreement is entered into for the benefit of both parties and their respective successors and assigns and shall be binding on both parties and their successors and assigns.

4.	The waiver or suspension by any party to exercise under this agreement shall not impair or restrict any right of such party, nor shall be deemed as a waiver of right to recourse against the defaulting party’s default.

5.	The cooperation of two parties under this agreement shall be restricted to BENET content distribution, without constraint on other businesses of both parties; the performance must be conducted with the principle of good faith, and any party should not expand its scope of operation at its will.

6.	This agreement is executed in four original copies, with each party holding two original copies with equal legal effect.

The two parties hereby confirm that, this agreement is signed by their legal representatives or duly authorized representatives in Beijing on     .

(Party	Name	(Seal)	Appropriative
	Legal representative	(Seal)
	Agent	(Seal)
	Contact (Transactor)	(Seal)
	Location (Mail address)	Post code
	Phone	Fax
Account with bank
Account No.
Trustee (Party B)	Title(or name)	Beijing Jade Bird IT education development Co., Ltd	Appropriative seal for economic contract or common seal
Legal representative
Agent
Contact (Transactor)

Location (Mail address)	Department for college cooperation, 3/F, Beida Jade Bird Building, No. 207 Chengfu Road, Haidian District, Beijing		Post code	100871	Date
Phone	010-62	Fax	010-62760088-6808
Account with bank	Zhongguancun branch of Huaxia bank
Account No.	8194-12225